UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2015

Millennium Investment & Acquisition Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

811-22156
(Commission File Number)

20-4531310
(IRS Employer Identification No.)

301 Winding Road
Old Bethpage, NY 11804
 (Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Acquisition of Activated Carbon Plant

On June 11, 2015, Millennium Investment & Acquisition Company, LLC ("MIAC") completed the previously announced acquisition of an activated carbon plant in Kawaihae, Hawaii for approximately $1.3 million. MIAC believes this acquisition is a compelling opportunity that should generate an attractive return on investment. The acquisition price is a small fraction of the more than $44 million originally invested in the plant from 2009 to 2012. Despite commencing operations in 2011, the plant failed to achieve full commercial operations and generate profits. It ceased operating in 2012, and its owner filed for bankruptcy. MIAC intends to upgrade the plant and establish full commercial operation and profitability.

When operating, the plant will process a waste stream of macadamia nut shells into a special form of activated carbon (“AC”). AC has many small pores, which give the substance an extremely large surface area. The plant consists of 13 acres of land leased from the Department of Hawaiian Home Lands (“DHHL”), the existing equipment, and approximately 24,000 tons of macadamia nut shells, which represent more than a 2-year supply. AC’s large surface area and complex network of pores provide benefits in a variety of chemical processes including filtration, purification, and energy storage. The plant is designed to produce a premium-grade AC with characteristics that are particularly attractive for energy storage applications and that should command a price premium relative to commodity-grade AC. In particular, the AC produced by the plant should be of value in the manufacture of ultra-capacitors, an advanced alternative to traditional batteries for electricity storage. There are also other emerging applications for premium-grade AC, such as natural gas storage, that present additional growth opportunities. The plant is proximate to the port of Kawaihae, which will facilitate AC transportation.

MIAC is developing a capital plan for returning the plant to commercial operation and profitability. MIAC currently anticipates that between $10 - $15 million of additional investment will be required to upgrade the plant, provide working capital, and cover contingencies until stabilized commercial operation is achieved. MIAC is currently exploring a potential debt financing and has received an appraisal that estimates the “as-is and in place” fair market value of the asset to be approximately $13,900,000.

Achieving full-scale commercial operation may take several years after which the plant should generate an attractive return on its invested capital. There can be no assurance as to how much capital or how long this process will take or what the ultimate stabilized cash flow, if any, from the project will be. MIAC believes that purchasing the plant at a substantial discount to the capital investment made by the original developer increases the likelihood of generating attractive rates of return. In addition, as part of the acquisition and bankruptcy process, MIAC amended the terms of the ground lease with DHHL to reduce the annual rental amount, defer the rent for the first two years, and eliminate other historical liabilities, which should further enhance MIAC’s likelihood of success. There can be no assurance that the investment in the plant will generate an attractive return on MIAC’s invested capital.

Investor Relations

In order to provide information to its investors, MIAC has published a new website (www.millinvestment.com). It includes investor materials including SEC filings and investor presentations.

SECTION 5: CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.07 Submission of Matters to a Vote of Shareholders

MIAC’s 2015 Annual Meeting of shareholders was held on June 9th, 2015. For more information on the following proposals, see the MIAC’s proxy statement dated May 18th, 2015, the relevant portions of which are incorporated herein by reference.

Below are the final voting results.

1)	Shareholders elected each of the four nominees to the Board of Trustees for a one-year term

	For	Withheld	Broker Nonvotes
David Lesser	3,068,489	1,203,623	3,295,714
Dionisio D'Aguilar	3,073,489	1,198,623	3,295,714
Jesse Derris	3,073,489	1,198,623	3,295,714
Kevin McTavish	3,073,489	1,198,623	3,295,714

2)	Shareholders ratified MarksPaneth, LLP as the Trust’s independent audit firm for 2015.

For	Against	Abstain
6,430,265	1,050,113	87,448

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description

99.1	Press release dated June 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM INVESTMENT & ACQUISITION COMPANY, INC.

Date: June 12, 2015	By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer